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EXHIBIT 23.3

                          Consent of Seward and Monde

     We hereby consent to the inclusion in this Registration Statement on Form S-4 of NewMil Bancorp, Inc. of our report, dated January 31, 2000 on our audits of the consolidated statements of condition of Nutmeg Federal Savings & Loan Association as of December 31, 1999 and 1998, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of three years in the period ended December 31, 1999, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such registration statement.



Seward and Monde
North Haven, Connecticut
June 30, 2000